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                                                                    Exhibit 99.1


                        TURBODYNE FILES PRELIMINARY PROXY


CARPINTERIA, CA - APRIL 7, 2000 - Turbodyne Technologies, Inc. (EASDAQ:TRBD) today filed with the Securities and Exchange Commission and the Market Authority of the European Association of Securities Dealers' Automated Quotation (EASDAQ) a preliminary proxy statement which is available on our website and through the SEC Edgar filing system.

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany. Additional information about the company is available on the Internet at http://www.turbodyne.com.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance - Investor Relations, Ken Fitzpatrick (800) 566-1130 European Investor Relations, Markus Kumbrink +49-69-975-44-665